INNOSPEC ANNOUNCES FURTHER STOCK REPURCHASE PLAN

NEWARK, DELAWARE, May 2, 2006 -- Innospec Inc. (NASDAQ: IOSP) today announced that its Board of Directors has authorized a further Rule 10b5-1 stock re-purchase plan. The plan will commence on May 8, 2006, and complete on July 26, 2006. Under the new plan, the Company may re-purchase up to 420,000 shares of common stock. The Company successfully completed a similar plan earlier this year.

Paul Jennings, Innospec's President and CEO commented: "The decision to initiate a second 10b5-1 plan this year underlines Innospec's drive to increase shareholder value. The new plan will be funded from cash generated from the divestment of non-core activities and demonstrates a responsible approach to capital management."

About Innospec Inc.

Innospec Inc. is an international specialty chemical company with almost 1,000 employees in 23 countries. Innospec divides its operations into three distinct business areas: Fuel Specialties, Performance Chemicals, and Octane Additives. Together, the three businesses manufacture and supply a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specialises in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Performance Chemicals business includes a range of companies that manufacture performance chemicals used in the manufacture of such items as personal care products, household detergents, crop protection chemicals as well as in the plastics, paper and fungicides and in the metal plating and oil industries. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead (TEL). The management team has a clear strategy in place to ensure the Company maximizes shareholder value from TEL supply while monitoring and reducing production in line with global demand.

Contact:

Innospec Inc. Investor Relations
Andrew Hartley
00-44-151-348-5846

Citigate Sard Verbinnen
Victoria Hofstad
001-212-687-8080